Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

DRE - Q1 2010 Duke Realty Corporation Earnings Conference Call

Event Date/Time: Apr 29, 2010 / 07:00PM GMT

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CORPORATE PARTICIPANTS

Randy Henry

Duke Realty Corporation — Asst. VP — Investor Relations

Dennis Oklak

Duke Realty Corporation — Chairman and CEO

Christie Kelly

Duke Realty Corporation — CFO, EVP

Mark Denien

Duke Realty Corporation — SVP, CAO

CONFERENCE CALL PARTICIPANTS

Joshua Attie

Citigroup — Analyst

Sloan Bohlen

Goldman Sachs — Analyst

Jamie Feldman

Bank of America — Merrill Lynch — Analyst

Chris Caton

Morgan Stanley — Analyst

Paul Adornato

BMO Capital Markets — Analyst

Ki Bin Kim

Macquarie Research Equities — Analyst

Michael Knott

Green Street Advisors — Analyst

Young Ku

Wells Fargo — Analyst

PRESENTATION

Operator

(Operator Instructions) As a reminder this conference call is being recorded. I’d now like to turn the conference over to your host, Randy Henry. Please go ahead, sir.

Randy Henry - Duke Realty Corporation — Asst. VP — Investor Relations

Thank you. Good afternoon, everyone, and welcome to our quarterly conference call. Joining me today are Denny Oklak, Chairman and Chief Executive Officer, Christie Kelly, Executive Vice President and Chief Financial Officer, and Mark Denien, Chief Accounting Officer. Before we make our prepared remarks let me remind you all that statements we make today are subject to certain risks and certainties that could cause actual results to differ materially from expectations. Some of those risk factors include our continued qualification as a REIT, general business and economic conditions, competition, interest rates, accessibility of the debt and equity capital markets, increases in real estate construction costs and other risks inherent in the real estate business. For more information about those risk factors we would refer you to our 2009 10-K which we have on file with the SEC dated March 1, 2010. Now for our prepared statement I will turn it over to Denny Oklak.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Thank you, Randy. Good afternoon everyone and welcome to Duke Realty’s first quarter earnings call. On today’s call I will touch on our views on the current economic indicator and how they affect our business. I will highlight our performance during the first quarter of 2010 versus our strategic objectives. Christie Kelly will then provide an update of our first quarter 2010 financial performance and capital market activities in relation to our capital strategy. As we look at the first quarter activity, it’s clear that the economy has made some progress in the first quarter but we believe there’s still more progress needed before we see sustainable performance in leasing volume across all of our product types. However, from where we were just six months ago there are signs that the economic recovery is gaining traction.

Early indicators such as GDP growth, rising corporate profits, and continued access to both the debt and equity markets are providing the building blocks for a more stable economy. On the industrial front, a few items of note. Retail sales continue to improve. Trucking and shipping volumes have increased in the first quarter of 2010 based on year-over-year comps. And industrial production has risen over 5% since bottoming in June of last year, and manufacturing employment increased in both January and February of this year, signaling an expansion in growth. This is the first increase in these indicators since the start of our Great Recession.

With some optimism in the market we do see customers evaluating industrial space needs and inquiring more about available product, particularly with our strongest — with the strongest owners of quality space who are able to provide real estate solutions over the long-term. While economic growth may continue, it seems likely that job growth will remain subdued and unemployment will remain high for some time. This will slow the office sector in the near-term but is in line with what we anticipated for 2010. Bottom-line there are two key themes for our business today. First, the bulk signs are positive as retailers continue to build inventories. Second, the office signs are still negative because of the stubborn unemployment we’re seeing. In terms of our operating strategy and performance, we continue to be focused on leasing up the vacant space in our existing buildings to generate additional cash flow, building up our pre-leased medical office of business development pipeline and pursuing some build-to-suit development opportunities.

Turning to the first quarter operating results, we clearly experienced positive momentum during the quarter. Our overall occupancy in our portfolio was 87.5% at March 31st, up from 87.2% at year end 2009. With our 2010 guidance we anticipated an approximate 100 basis point decline in occupancy in our overall portfolio during the first quarter due to known terminations. While our known terminations did occur, these forecast vacancies were offset by higher temporary and month-to-month tenants remaining in our space as well as increased momentum in leasing in our bulk industrial business. Occupancy in our portfolio today includes about 1.4 million square feet or about 1% of these temporary and short-term leases. Our ability to retain this occupancy or convert the tenants into longer term leases will be key to maintaining our overall occupancy near the top end of our guidance range for the year.

On the leasing front, we signed over 5.5 million square feet in leases during the first quarter. I’m pleased to report that this volume was our highest level in a first quarter since 2004. Occupancy in our stabilized bulk portfolio was 89.5% at March 31, 2010, up from 89.0% at year end 2009. We signed some significant transactions during the quarter, including:

•	In Dallas, we signed a 10.5-year lease with American Standard to fully lease a 626,000 square foot industrial building.

•	In Atlanta, we leased 126,000 square feet to Mitsubishi Electric for 2.5 years. This lease increased the occupancy in the building to 100%.

•	In Phoenix, we executed a lease for 117,000 square feet in our Good Year One building. This lease is with an alternative energy provider for a term of 10 years.

•

We also completed a significant renewal and extension of over 1 million square feet with C&H America covering two buildings in our Lebanon Business Park in Indianapolis. This transaction extends our tenant’s current lease through January 2020.

On the suburban office side, we’re not seeing as much activity but have maintained the occupancy for our stabilized portfolio at 85.5% at quarter end, just marginally lower than the 85.6% at December 31st. A couple of transactions of note on the office side: In Raleigh, we signed a 5.5-year, 70,000 square foot lease to back fill space from the downsizing we completed with Lenovo in the fourth quarter of 2009. In Cincinnati, we renewed 160,000 square feet with an existing tenant to extend the current lease to July 2021. While the decrease in the net effective rent on this one transaction made our overall growth and net effective rents in our office renewal negative, we believe the transaction is an excellent long-term lease for this building.

As of March 31, our wholly-owned development pipeline consisted of only three properties comprising 460,000 square feet which were 99% preleased with an anticipated yield of 8%. These projects require approximately $17.1 million of additional capital to complete. Same property NOI for the quarter was a negative 2.5% and in line with our expectations. This is a significant positive trend from the fourth quarter 2009, which was 5.9%. I’m also pleased to report that our lease renewal percentage for the quarter was 82.7%. As a leasing environment picks up, we believe we are well positioned with our unstabilized portfolio of modern, recently placed in service assets that can generate $40 million to $45 million of NOI upon stabilization. As I mentioned, our operations strategy is focused on lease up of these assets which total approximately 11.8 million square feet and are today 59.2% leased. Our team knows our objectives and we’re making progress even in a tough environment.

One other item of note, we believe that the new healthcare reform will be an increased driver for growth in our medical office business. We are seeing an increase velocity of projects in the market place now that legislation has been approved. We believe this increases the long-term trend and our healthcare team is well positioned to capitalize on this momentum. I’ll now turn the call over to Christie.

Christie Kelly - Duke Realty Corporation — CFO, EVP

Thanks, Denny, and good afternoon, everyone. As Denny mentioned, I would like to provide an update on our financial performance and financing activities during the quarter with respect to our capital and asset strategy. First quarter recurring FFO was $0.28 per share compared to $0.50 per share for the first quarter of 2009. The decrease in recurring FFO from 2009 to 2010 is primarily the result of an increase in our weighted average share count due to the common equity offering in April 2009. The results were in line with our expectations and the consensus estimates for the quarter. Turning to the capital side of our business, we continued to address our near-term debt obligations and execute on deleveraging actions.

In January, we retired $100 million of unsecured bonds with available cash. In April we successfully executed $250 million offering of 6.75% senior unsecured notes, due March 15th, 2020. The spread was 287.5 basis points which at the time was 25 basis points below spreads on our secondary bonds and 40 basis points considering new issue premiums. Additionally, we had no maturities in 2020 prior to this transaction. We are very pleased with the timing and execution of this transaction, and by the acceptance of our investors in the market.

We used the proceeds to repurchase $212 million par value unsecured bonds through a tender offer comprised of the following: $66 million of our 6.95% March 2011 secured senior notes, $95.8 million of our 5.625% August 2011 senior notes, and finally, $50 million of our 6.25% May 2013 senior notes. This tender offer allowed us to reduce our 2011 unsecured maturities from $585 million at March 31st to $422 million upon the final closing of the tender offers on April 20th. As a result of these and previously announced capital transactions, we have $880 million available liquidity to repay our 2011 maturity and pursue strategic opportunities.

In February, we initiated an At-The-Market program which allows us to issue up to $150 million of equity. We believe that this is an efficient means to raise capital. I want to make clear that we have not issued any shares under this program to date. We view this tool as a means to utilize opportunistically given the volatility in the market and remain very disciplined in using this source of capital.

Turning to our capital recycling, we closed on $122.6 million of asset dispositions during the quarter at an aggregate capitalization rate of 9.5%. Consistent with our stated strategy, the assets sold were mainly office and other non-strategic properties. Included in these dispositions are the following:

•	First, three office buildings in Raleigh that we sold to our CBRE realty trust joint venture in conjunction with another transaction which I’ll touch on in a moment;

•	Four office buildings located in Columbus, Ohio, totaling over 322,000 square feet;

•	A retail center located in Cincinnati, Ohio, totaling 360,000 square feet; and

•	A 247,500 square foot industrial building sold to a user from a joint venture in which our company has a 50% ownership interest for which the company had a 50% ownership interest.

The 9.5% cap rate is more indicative of the types of assets that we sold than the current value of our long-term hold portfolio. These assets were older and non-strategic assets. This position will help us to progress to our long-term goal of being more weighted to bulk industrial assets.

Through our joint venture with CBRE Realty Trust, we acquired two office buildings totaling over 222,000 square feet that are 100% leased and located in South Florida, specifically the Greater Ft. Lauderdale/Broward County area. The buildings were owned by CBRE Realty Trust and were contributed to the joint venture at the same time as the three of our office buildings in Raleigh were sold to the venture. As of March 31st, this joint venture with Duke Realty is a 20% partner owns nine office and eight industrial assets with an investment of over $450 million. We have at least $350 million in remaining capacity in this venture and are very pleased with our venture success to date. We continue to look at opportunistic acquisitions that have focus on industrial and medical office assets. We’re seeing some fairly aggressive pricing on the relatively small number of trade that are occurring in both product types. We are being disciplined in our approach in pricing, realizing that there will be transactions that trade at a lower cap rate than we require.

The first quarter was a positive start to our capital plan for 2010. We executed over $100 million of assets sales, retired over $100 million of all remaining 2010 unsecured bond maturities with available cash, refinanced a portion of our 2011 debt maturity and were able to keep our unsecured line of credit at zero balance as of March 31st. With that I’ll turn it back over to Denny.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Thanks, Christie. To close I’d like to emphasize our strategic focus as we continue to move forward in 2010. From an operations strategy, we are focused on leasing up of our unstabilized portfolio and the development of pre-leased medical office buildings and other build to suit opportunities. Our asset strategy is driven by the ultimate goal of repositioning our portfolio from a concentration in Midwest suburban office assets to more investment in bulk industrial product and medical office properties. We have an identified action plan and a number of buildings and land parcels moving through the disposition process. We remain comfortable with our guidance of $150 million to $350 million of dispositions for the year.

We are extremely pleased with the execution of our capital strategy over the past year, including the recently completed unsecured debt transactions. We are driving operating fundamentals by focusing on lease up and selected pursuit of development. We’re progressing on our asset repositioning in a difficult environment and aggressively pursuing our capital strategy by deleveraging, pushing out maturities, and being prepared for growth opportunities. We remain focused on executing our strategic plan and addressing all factors impacting our value. We have reaffirmed our guidance of $0.95 to $1.15 of FFO per share for 2010. As we noted on our last call, we provided a wide guidance range this year because of the uncertainty in the economy.

We are certainly pleased with our performance in the first quarter, particularly on the bulk industrial leasing front. But there are a couple of items I would point out. First, revenues for much of our first quarter leasing activity will not begin until the second half of 2010. Second, we are seeing pressure on our tenants’ businesses and experienced a couple of unanticipated bankruptcies in the first quarter. And finally, the spurt in office business is looking slower than we anticipated because as I mentioned earlier the unemployment level is not dropping. Therefore, we believe a wide guidance range is still appropriate until we gain more clarity on the second half of this year. Thank you again for joining us today. And now we will open it up for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Our first question is from the line of Michael Bilerman with Citi.

Joshua Attie - Citigroup — Analyst

Thanks, Josh Attie with Michael. What were the unanticipated bankruptcies in the first quarter? And have those been reflected in the occupancy yet?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

They were reflected in the occupancy at March 31st, Josh. There was — we had a couple of them. We actually had an industrial bankruptcy over in Savannah. We had an office bankruptcy down in Atlanta — or excuse me, in Orlando that we just didn’t anticipate. And so there’s still a lot of pressure on the tenants. The economy is beginning to turn but there are still a few folks that I would call hanging on by their fingernails. So we don’t think that we’re really out of the woods yet on our tenant base.

Joshua Attie - Citigroup — Analyst

And for the month-to-month tenants that you mentioned in your prepared remarks, what’s the tone of your conversations been in terms of signing them onto longer term leases and what are their pressure points? Is it just a question of rent or are they still unsure of where their business is going and if they’re going to need the space?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yeah. I think the tenor of the discussions really varies across the board on that. Some of the folks just want the temporary space. They know they’re not going to need it long-term. But for the most part, it’s more of an unwillingness to sign a longer term lease because they’re still not comfortable with their business. A number of these month-to-months are actually expansions of tenants, so a tenant has come up to and said, we need a few more thousand square feet but we don’t want to do it on a long-term basis right now. But we’d like to do it on a short-term basis. Obviously, if we have the space available adjacent in this environment we are willing to do that. And then once we get them in the space we’re constantly trying to get them to extend that and enter into a long-term lease.

Joshua Attie - Citigroup — Analyst

Thanks. And then my last question is, of the leasing that was done in the quarter, how much of it has been for the new unstabilized assets? And as you lease that space, how do the rents compare to the market rents in those markets?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yes. The one lease that we mentioned on the 626,000 square foot deal with American Standard down in Dallas. That was one of our newer spec buildings — that building was actually leased initially for a year but then it’s been vacant for about 18 months or so since then. So that one now is off the market. And I think there was a couple other ones that we filled part of a couple buildings, including one other industrial building and one of our medical office buildings in the quarter.

Joshua Attie - Citigroup — Analyst

And as you lease that vacant space, how are the rents versus what the market rents are?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Well, the rents compared to the — they are market rents, but I think you mean compared to our original pro forma. You know, they’re substantially below, I would say. But what really trying to do with these is — it’s still a tough market on the pricing side, even in the bulk industrial. And so typically what happens is we have more free rent period than we pro forma. And normally we would pro forma in a normal on an industrial building, maybe two or three months at the most. We’re probably in the nine to 12 months, sort of one month per year of a term today. Rents on the initial phase rents are probably down 30% to 35% from our original pro forma, but we’re getting good bumps. And we’re very focused on is within a two- to four-year period, depending on the market and the tenant, getting that space rate back up to pretty close to where we proforma it. And we are we’re able to do that generally speaking today.

Joshua Attie - Citigroup — Analyst

Okay. Thank you very much.

Operator

Next we go to the line of Sloan Bohlen with Goldman Sachs. Please go ahead.

Sloan Bohlen - Goldman Sachs — Analyst

Good afternoon. Thanks. Denny, I think I see where you’re going on the guidance. But just one or two quick questions on the quarter. The 100 basis point decline that you expected in occupancy in the quarter, was that entirely made up by the month-to-month tenants or was there better leasing volume or kind of combination of both?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

It was a combination of both. But I would say probably a little bit more weighted towards the new leasing activities.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. And I think for your guidance for the year originally you’d set out same store declines of anywhere between 2% and 5%. And it looks like you’re coming in at the lower end of that range. Could you maybe give us thoughts on where you expect the rest of the year to ramp?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yeah. I think, Sloan, our guidance was negative 1% to negative 5%.

Sloan Bohlen - Goldman Sachs — Analyst

Okay.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Right now, again, it’s really dependent on how the leasing activity goes for the rest of the year. But I think we’ll be closer to the lower negative guidance so closer to the negative 1% than the negative 5%.

Sloan Bohlen - Goldman Sachs — Analyst

Okay.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

For the year.

Sloan Bohlen - Goldman Sachs — Analyst

And with regards to those bankruptcies you had in the first quarter, is there anything else on your watch list that’s crept up? Or those were fairly unanticipated as you said. But anything else that you’re taking a closer look at?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Well, we still have a fairly sizeable watch list in today’s environment. So we are looking closely. And it’s really not the watch list tenants that worry us so much. Because we pretty much know where they stand. It’s the ones who kind of come out of the blue that we manage all of our own properties so our property managers are very close to our tenants so we think we have a good handle on all those folks. But every once in a while one comes out of the blue that even our local property managers didn’t anticipate. And those were a couple of the ones in the first quarter. So those are the kinds that make us nervous.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. And then just one question on the capital strategy. And again with the sales it looks like you are even ahead of schedule there kind of at the low end of your range already. Could you talk about what pricing has maybe been done since you’ve done those sales and whether there’s been any thought as to try to increase that given that maybe there’s more activity going on?

Christie Kelly - Duke Realty Corporation — CFO, EVP

I think first of all I’ll answer the second part of the question first and then turn it over to Denny just in terms of views on pricing. But from a disposition perspective, first we’re comfortable with our guidance in the $150 million to $350 million range. We do think we’ll come in more towards the upper end of that range as it relates to building dispositions. And on land dispositions, if you take the whole pie of non-strategic, we have given guidance at the $20 million to $50 million range. And that’s just really slow right now as you can imagine. And we closed for the first quarter just a couple million.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yeah. The only thing I would add to that, Sloan, was as you will recall on the first quarter call we said that our dispositions for the year were going to be weighted towards the first half of the year because we had quite a few things pretty far down the way. So we did close on a lot of those in the first quarter. Again, we have a pretty strong pipeline here in the second quarter. So overall we’re really looking at the $150 million to $350 million range. And then in answer to your question, yes, we are always looking. As you know, we still have a fairly sizeable portfolio that’s in our targeted disposition list as part of the — our asset strategy to reposition the assets. So we are looking at some of those other assets to see if there are opportunities to accelerate those dispositions. But, still again, I think when we look at the year sitting here today we’re still pretty comfortable with that top end in the $350 million range.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. And just anything else in the pricing since the sales?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

No. I think — I guess just as an overall comment, the pricing for most assets generally seems to be getting better. And I think that was the case during the first quarter. Both on our — we’re not really selling any industrial but we’ve looked at a number of industrial acquisitions. And I think the cap rates have continued to decline on the industrial product. On the office products, they firmed up, I would say. And I think there’s generally speaking a fairly consistent market out there now for even the suburban office assets, although it’s still — they’re still a little bit tough for the kind of assets that are sold to local buyers. Because that typical bank financing is still not available out there today.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. All right. That’s helpful, guys. Thank you.

Operator

Next is the line of Jamie Feldman from Bank of America. Please go ahead.

Jamie Feldman - Bank of America — Merrill Lynch — Analyst

Thank you. Just a couple of follow-ups from some of the questions already asked. So the 1% to 5% negative same store guidance, is that cash or GAAP?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Cash.

Jamie Feldman - Bank of America — Merrill Lynch — Analyst

That’s cash? Okay. And without lease termination fees?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yeah. We exclude any building that’s had a $250,000 or more lease termination fee in it from the population.

Jamie Feldman - Bank of America — Merrill Lynch — Analyst

Okay. And then you guys provide leasing spreads for the renewals. But do you happen to know what they would have been for all leases signed? If you were to blend them on a cash basis?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

We don’t look at that and we really never have, Jamie. And the reason for that is, it’s not all that often that we lease the exact same space that the tenant terminated in. So in other words, a tenant may terminate 100,000 square feet. We lease that and a 20,000 or 40,000 and a 40,000 or something. So it’s just a little bit harder to really match everything up. So we’ve never done that and we really — we don’t track that internally, either.

Jamie Feldman - Bank of America — Merrill Lynch — Analyst

Okay. I guess what I’m trying to get at is just as we think about lease expirations, what the market to market would be.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Jamie, I don’t think it’s a whole lot different than our renewals. There’s nothing that I’ve seen over the years to say that it’s going to be significantly different than the renewals. And I would tell you especially today I think that’s true, because even on the renewals, you know, generally speaking our customers have tenant rep brokers involved. And they know the market. So you can — usually where we do better on the renewals is less capital expenditures. So that’s what we’re really focused on the renewal side. The rental rates are pretty close to what any market rate would be.

Jamie Feldman - Bank of America — Merrill Lynch — Analyst

Okay. And then in terms of the dispositions you still think you thinking about there? What are you thinking about cap rates there?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

I’m sorry, on acquisitions did you say?

Jamie Feldman - Bank of America — Merrill Lynch — Analyst

I’m sorry. Dispositions.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Dispositions? Well, I think when you look at the disposition list that we have, again for the most part today it’s those non-strategic assets. So I would tell you that I think it’s probably going to stay somewhere in that 9 to 9.5 range, maybe 8.5 to 9.5.

Jamie Feldman - Bank of America — Merrill Lynch — Analyst

Okay. All right. Thank you.

Operator

Next we go to the line of Chris Caton with Morgan Stanley. Please go ahead.

Chris Caton - Morgan Stanley — Analyst

Hi. Thanks for taking my call. Two quick questions. One is if you look at your industrial lease role of 12 to 24 months, what are you seeing in terms of tenant retention and how fully utilizing — how much are the tenants fully utilizing the space at this point? And then second is across markets, any color across your markets would be appreciated.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Okay. Sure, Chris. You know, we’ve really experienced a very high level of renewals over the last 18 to 24 months. And I think as we’ve been saying, tenants just aren’t really inclined to move. The only time they’re moving right now is to really consolidate several operations for efficiency. We’ve been the beneficiary of that with some of our larger bulk spaces. So tenants are inclined to stay. Similar to my comments on the month-to-month leases where a tenant comes to us and say they’d like to expand but they’re just not ready to sign a long-term lease yet. Same thing with staying in a building. They want to stay. And so I think we’re going to continue to see a pretty high renewal rate and range on the industrial buildings. And the second part of that question, I forgot what was the second part.

Christie Kelly - Duke Realty Corporation — CFO, EVP

I can jump in. On the lease maturity schedule, I think you’re asking what we are seeing going forward. Our maturities are really well-balanced going forward. So on average we’ve got 10% and there’s really no ladder or no year that’s really in excess of 12%, 13%.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

But other part of your question, I’m sorry, was the utilization, Chris. Yeah. The space is being utilized. Industrial tenants, they don’t want to leave that space sitting vacant. We probably have a little bit more of that shadow space in the office side today, but not in the industrial side. And then just looking kind of high level at the markets, generally speaking I would say the industrial activity has picked up pretty much across the board. Varies a little bit market by market. But we’ve filled buildings in almost every one of our markets now, over the last six to nine months.

So I think it’s a positive sign on the industrial — it’s interesting to me that there’s a lot of talk about Savannah and the pickup in the port activity. But we haven’t seen a lot of additional pickup or momentum in Savannah. We’re still doing fine there, but we haven’t seen a lot of pickup. Midwest markets continue to show some good activity. Dallas, Atlanta, Chicago are still tough markets because there’s still a fair amount of vacancy out there in newer buildings. But there’s deals coming around today.

On the office side, I would say it’s really pretty much opposite of that it’s pretty slow all over. There’s a couple exceptions in our cities today. I would tell you the portfolio we have in Washington, D.C. is doing very well. Very highly-occupied, rental rates are strong. So that market, as I’m sure you all would imagine is, doing well. Raleigh seems to be doing very well. I mentioned we down sized Lenovo in the fourth quarter. We’ve now virtually filled all that space from their downsizing. And then the other market that really continues seem to hold up well is our south Florida asset. We’ve got a pretty nice office presence down that in Broward county. And that one seems to be doing well.

Chris Caton - Morgan Stanley — Analyst

Thank you.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Thanks, Chris.

Operator

Next we go to the line of Paul Adornato with BMO Capital Markets. Please go ahead.

Paul Adornato - BMO Capital Markets — Analyst

Thanks. Good afternoon. I wanted to follow upon the medical office side of the business. First was wondering if you could characterize the development opportunities. How much of a — what size of a development pipeline would you be comfortable with let’s say two years down the road? And secondly, in the past you guys have been successful in kind of making large strategic shifts relatively quickly. And so to that end have you seen any large medical office portfolios out there? And if so, does the pricing appeal to you?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Paul, first on the development side, the opportunities are picking up. We haven’t — there’s nothing that we’ve announced at the start this year, but in that industry you get awarded the project and then there’s still a pretty — a pretty long time frame before that project actually gets all signed up and starts. And we don’t really count it until it starts. So I would tell you today, we have probably been awarded projects somewhere in the range of $50 million to $70 million that we think will start sometime later this year or early next year. And that’s pretty much in line with our guidance. Our guidance for this year was the new development starts between $100 million and $200 million. And we said that probably at least 50% of that would be on the medical office side and the rest would be in some build to suits.

Paul Adornato - BMO Capital Markets — Analyst

And do you see that potential increasing in the future? Or is that kind of a Max type of development pipeline that you —

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Oh, no, I definitely think we can increase that . That if you look back, Paul, to 2006 and 2007, and even really into the first part of 2008, we were running more at a clip of kind of the $250 million a year start range. So I think we will get back close to that level. You know, the healthcare providers haven’t been without their issues during this downturn. And I think clearly this whole healthcare legislation issue just put a lot of things on hold. So we do anticipate the velocity picking up in that business now. And then on the question on acquisitions, we have looked — we have seen a few. Obviously you all have seen a few of the medical office transactions trade in the market. And we’ve looked at a few of those. But again I think the pricing is not quite where we would like to see it for our purposes. I think we will have some success on acquisitions is working with the major hospital systems and our clients and acquiring some properties directly from them as part of some ongoing development opportunities. — We’re seeing a few of those. And I think that’s where most of our acquisition activity will come.

Paul Adornato - BMO Capital Markets — Analyst

Thank you.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Thanks, Paul.

Operator

Next we go to the line of Ki Bin Kim with Macquarie. Please go ahead.

Ki Kim

Thank you, so if you look at your debt maturity schedule it looks like 2010 is pretty taken care of. How much of the 2011 debt maturities are you guys expecting to proactively deal with in this year?

Christie Kelly - Duke Realty Corporation — CFO, EVP

Ki Bin, we are expecting to opportunistically buy whatever we can.

Ki Kim

Okay. And in terms of issuing new debt, are you comfortable with carrying a balance on your line of credit? Or are you looking to match fund it so issue new debt as you are buying it back long term?

Christie Kelly - Duke Realty Corporation — CFO, EVP

You know, in alignment with our capital strategy, Ki Bin, we would look to match funds.

Ki Kim

All right.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

The only thing I would add to that, again I think it was really a successful quarter with Christie and her team. Because we now have those 2011 unsecured maturities below $500 million, which just at 12 months ago they were at $1.1 billion and we had $700 million on our line. So we’ve made tremendous progress here. The issue we have now is we got about as much of those 2011 maturities with this tender as we could get. So you’ve almost got a way to pay them off at maturity because nobody else wants to give them up. So we’ll continue to look for opportunities, but we’ll fund those in 2011.

Ki Kim

So if you try to pay it off early, what kind of early debt extinguishing fees would you be looking at?

Christie Kelly - Duke Realty Corporation — CFO, EVP

We priced — I think it’s really more of a hypothetical, Ki Bin, but we priced as aggressively as we possibly could for the 2011. And to that point we were even just a bit light. So we came in at for example $66 million on one tranche and we’re pricing for $75 million.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

That was at a 5% or —

Christie Kelly - Duke Realty Corporation — CFO, EVP

5% to 6%.

Ki Kim

5% to 6% percent premium.

Christie Kelly - Duke Realty Corporation — CFO, EVP

That’s correct.

Ki Kim

Okay. And last question. If you look across your JV partnerships, could you remind me, are there any expirations targets for the joint ventures? And any risk in terms of if the assets are worse than the debt what would happen in that type of situation?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

No. The only near-term maturity we have is — that we talked about is in our Dugan joint venture. We have a $200 million secured loan coming due in October of this year. That loan was taken out as a 10-year CMBS loan so it was taken out at about 50% loan to value.

Christie Kelly - Duke Realty Corporation — CFO, EVP

That’s right, Denny, and Ki Bin we have that in our cash forecast, all accounted for.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

So our share is the $100 million.

Ki Kim

Okay. Thank you guys.

Operator

Next we go to the line of Michael Knott with Green Street Advisors, please go ahead.

Michael Knott - Green Street Advisors — Analyst

I was wondering if you could just provide some color on the deals you referenced, Christie, that some transactions in the market that were aggressive but in just maybe location, product type, any commentary you can provide that will just give us a little color on your comment there.

Christie Kelly - Duke Realty Corporation — CFO, EVP

Sure, Michael. I’ll take it off and then to the extent that Denny wants to add any additional color we’ll follow up. But we’ve been active in the market. And specifically we’re seeing aggressive pricing, no new news to everybody in the Southern Cal area with some industrial portfolios that we were pursuing, as well in south Florida. We were surprised by some activity in some less I would say more secondary markets such as the South, you know, Raleigh areas, and specifically have been able to execute as we announced in our press release in markets where they are not specifically marketed transactions. So something that we would do specifically with relationships that we have. But there’s very aggressive pricing out there. I mean, in terms of cash on cash yields and NOI, you know, we’re looking at the 6 to 7.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yeah. Michael, I would say that on the industrial side there isn’t a whole lot trading but it doesn’t seem to mat where it is right now. It’s all trading pretty aggressively.

Michael Knott - Green Street Advisors — Analyst

Okay. That’s helpful. And it sound like it’s more aggressive on the industrial side, almost without respect to location in terms of Southern California versus other industrial markets?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yeah. That’s right. And you’ve got to remember we’re really not looking at any office acquisitions. So our input to you would be on the disposition side on the office. And then on the medical office, we haven’t looked at a whole lot there. But what we’ve monitored seems to be pretty aggressive again without regard to geography.

Michael Knott - Green Street Advisors — Analyst

Okay. Thank you.

Operator

And next we go to the line of Brendan Mariana with Wells Fargo. Please go ahead.

Young Ku - Wells Fargo — Analyst

Yes, thank you. Good afternoon. This is actually Young Ku here for Brendan. A couple of housekeeping items first. Looks like your capitalized interest dropped about $2 million per quarter sequentially. That’s a pretty big drop. That’s about $8 million per year. What caused that big drop?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Well, we just got no development going on right now. Our development pipeline is way down. And virtually everything we’ve got is completed. So once the development is complete we stop capitalizing the interest.

Young Ku - Wells Fargo — Analyst

Well, I mean, that’s about $125 million in debt that’s stopped being capitalized, right?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yeah. That’s probably about right. You’re talking about the debt on our development pipeline, right?

Young Ku - Wells Fargo — Analyst

Yeah. So I don’t think you guys delivered $125 million worth of developments this quarter, is that right?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

This quarter? I think it was probably pretty close to that. The shell completion.

Young Ku - Wells Fargo — Analyst

Okay.

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yeah.

Young Ku - Wells Fargo — Analyst

Yeah. We can catch up offline for that. And just could you remind me if the G&A for Q4 that included around $2 million in severance costs? Is that right?

Christie Kelly - Duke Realty Corporation — CFO, EVP

That’s correct.

Young Ku - Wells Fargo — Analyst

And the G&A for this quarter didn’t really go down. So is there something else that’s hitting it or is that a continuation of the severance costs?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

No. Your first quarter our G&A is always higher because our volumes are just less with construction and generally leasing, quite honestly. So first quarter is typically our highest quarter for the G&A. You know, when you look at — yeah, and there’s always some stock compensation awards that are included in that first quarter number. And so when we’re looking at G&A right now as far as compared to our guidance, our guidance was for a top end of that to be in the $45 million range. So I think today we’d say we’re probably going to be close to that top end. But we’re not, you know, we’re not at the $13 million a quarter run rate or whatever we were this quarter.

Young Ku - Wells Fargo — Analyst

That’s helpful. And Denny, I think you talked about trying to get out of mid-west office and into bulk industrials. But are there specific markets that you’re looking at for potential acquisitions?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yeah. The concentration is in some of the newer markets that were we’re in where we don’t have a large presence today on the industrial side. And the three that I would point out, or four I guess would be, one would be Houston. That is a target market. We’ve been there for a couple of years, and we want to grow that industrial portfolio. We also want to grow our south Florida industrial portfolio. We’ve got pretty much an office presence today. But not an industrial presence today.

We’re also looking at kind of the Washington, D.C. — Baltimore corridor. We’ve got a relatively small industrial presence there too but we’ve got a nice big office presence so we’d like to grow that. And then finally we’re keeping an eye on Phoenix, I would say. We ultimately want to grow our portfolio in Phoenix. Obviously that’s a tough market on the industrial side today. But we did acquire a one off building in Phoenix this quarter that’s 100% leased, which a long-term leases that we — a very nice building. So in some of those markets we can do with one off transactions.

Young Ku - Wells Fargo — Analyst

Great. Thank you.

Operator

And our last question will come in the line of Michael Bilerman with Citi. Please go ahead.

Joshua Attie - Citigroup — Analyst

It’s Josh Attie again with Michael. The asset sale markets really started to heat up and I think you had a multi-year asset sell plan. When you any of originally what you planned to sell in year two or three are you thinking about pulling any of that forward to maybe of the second half of this year?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Well, what are you and Michael looking to buy the second half of this year? Kidding. No, I think I mentioned that — I think somebody kind of asked that question earlier. And I said we are looking through that target disposition list and seeing if there are some things that we can accelerate. I would say again more specifically that a lot of those properties are going to be a fair number of those are going to be local buyers that need some typical bank debt financing. And that market still isn’t really back yet. A lot of the other capital markets have come back, but that one doesn’t seem to be yet.

Joshua Attie - Citigroup — Analyst

And then just a modeling question. It looks like JV income increased a lot this quarter versus last quarter. Was that the assets that you sold into your CBRE joint venture?

Christie Kelly - Duke Realty Corporation — CFO, EVP

Yes. That’s a part of it.

Joshua Attie - Citigroup — Analyst

What’s the other part?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Well, we had a buyout come through one of our joint ventures, right? Yeah. So that was in — I would say that was what, Mark, was it $900,000? $900,000 of a buyout is part of that variance.

Joshua Attie - Citigroup — Analyst

And then the rest of it are the assets you sold to the JV?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

Yes.

Joshua Attie - Citigroup — Analyst

Was there anything else?

Dennis Oklak - Duke Realty Corporation — Chairman and CEO

NO.

Joshua Attie - Citigroup — Analyst

Okay. Okay. Thank you.

Operator

And Mr. Henry, any closing comments, sir?

Randy Henry - Duke Realty Corporation — Asst. VP — Investor Relations

Yes. I just wanted to thank everybody for participating. And this concludes our first quarter earnings call.

Operator

Thank you. (Operator Instructions.) That does conclude your conference for today. Thank you for using AT&T executive teleconference service. And you may now disconnect.

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